CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated February 23, 2010, accompanying the financial statements of Insured Municipals Income Trust, Series 508 and California Insured Municipals Income Trust, Series 240 (included in Van Kampen Unit Trusts, Municipal Series 590) as of October 31, 2009, and for each of the three years in the period then ended and the financial highlights for the period from December 7, 2005 (date of deposit) through October 31, 2006 and for each of the three years in the period ended October 31, 2009, contained in this Post-Effective Amendment No. 4 to Form S-6 (File No. 333-128473) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
February 23, 2010